Consent of Ernst & Young LLP, Independent
                       Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y Shares' Prospectuses of Pioneer AMT-Free Municipal Bond Fund, Class A, Class B, Class C, Class R and Class Y Shares' Prospectuses of Pioneer Growth Opportunities Fund and Class A Shares' Prospectuses of Pioneer Tax-Free Money Market Fund; and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Class A, Class B, Class C, and Class Y Shares' Statement of Additional Information of Pioneer AMT-Free Municipal Bond Fund, Class A, Class B, Class C, Class R and Class Y Shares' Statement of Additional Information of Pioneer Growth Opportunities Fund and Class A Shares' Statement of Additional Information of Pioneer Tax-Free Money Market Fund; and to the incorporation by reference of our reports, dated February 22, 2010, on the financial statements and financial highlights of Pioneer AMT-Free Municipal Bond Fund, Pioneer Growth Opportunities Fund, and Pioneer Tax-Free Money Market Fund in the Annual Report to the Shareowners for the year ended December 31, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A, No. 333-110037) of Pioneer Series Trust II.


                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 26, 2010